Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of December 29, 2006

among

TELECOMMUNICATION SYSTEMS, INC.

AS SELLER,

MOBILEPRO CORP.,

and

CLOSECALL AMERICA, INC.,

A WHOLLY-OWNED SUBSIDIARY OF MOBILEPRO CORP.,

AS BUYER

Table of Contents

ARTICLE 1 Definitions	1
1.1 Certain Defined Terms.	1
ARTICLE 2 Purchase of Assets and Assumption of liabilities	6
2.1 Agreement to Sell and Purchase	6
2.2 Assumption and Exclusion of Liabilities.	6
2.3 Purchase Price; Allocation of Purchase Price	6
2.4 Tax Allocation	7
2.5 Restricted Nature of Common Shares	7
ARTICLE 3 Closing	8
3.1 Time and Place	8
3.2 Deliveries by Seller to Buyer	8
3.3 Deliveries by Buyer to Seller	9
ARTICLE 4 Representations and Warranties of Seller	11
4.1 Corporate Existence and Authority	11
4.2 Corporate Authorization	11
4.3 Governmental Authorization	11
4.4 No Conflict	11
4.5 Consents and Approvals	12
4.6 Title to and Condition of Purchased Assets	12
4.7 Accounts Receivable	12
4.8 Full Force and Effect	12
4.9 Litigation	12
4.10 Tax Matters	13
4.11 Compliance with Laws	13
4.12 Intellectual Property.	13
4.13 Product Warranties; Defects	14
4.14 Assigned Contracts.	14
4.15 No Oral Amendments to Assigned Contracts	14
4.16 No Bankruptcy	14
4.17 Authorized Sales Channels	15
4.18 No Brokers	15
4.19 Full Disclosure	15
ARTICLE 5 Representations and Warranties of Buyer	15
5.1 Organization and Good Standing	15
5.2 Authorization of Transaction	15
5.3 No Conflict	16
5.4 Authorization of Common Shares	16
5.5 Consents and Approvals	16
5.6 No Brokers	16
5.7 Litigation	16
5.8 Filings, Consents and Approvals	16
5.9 SEC Reports; Financial Statements	17
5.10 Private Placement.	17
5.11 Form S-3 Eligibility	17
ARTICLE 6 Additional Covenants	18
6.1 Books and Records	18

(i)

6.2 Confidentiality	18
6.3 Regulatory and Other Authorizations; Consents.	18
6.4 Further Actions	19
6.5 Furnishing of Outstanding Business Proposals	19
6.6 Non-Solicitation.	19
6.7 Adjustments in Purchase Price	19
ARTICLE 7 Tax Matters	20
7.1 Taxes Related to Sale of Purchased Assets	20
7.2 Other Taxes	20
ARTICLE 8 Conditions To the Closing	21
8.1 Conditions to Obligations of Seller	21
8.2 Conditions to Obligations of Buyer	21
ARTICLE 9 post-closing covenants of Seller	23
9.1 No Transfer	23
9.2 Payments to Buyer	23
9.3 Customer and Other Business Relationships	23
ARTICLE 10 Additional Post-Closing Agreements	24
10.1 Reports Regarding Revenue Sharing Payments	24
10.2 Collection of Accounts Receivable	24
10.3 Audit Right	24
10.4 Resolution of Disputes Regarding Revenue Sharing Payments.	24
ARTICLE 11 Indemnification	25
11.1 Loss Defined; Indemnitees	25
11.2 Indemnification by Seller	25
11.3 Indemnification by Buyer	26
11.4 Procedures for Indemnification	26
11.5 Limitations on Indemnification.	27
ARTICLE 12 General Provisions	28
12.1 Notices	28
12.2 Expenses	29
12.3 Entire Agreement	29
12.4 Amendment/Waiver	29
12.5 Public Announcements	29
12.6 No Third-Party Beneficiaries	30
12.7 Assignment	30
12.8 Governing Law	30
12.9 Consent to Jurisdiction	30
12.10 Headings; Interpretation	31
12.11 Construction	31
12.12 Counterparts	31
12.13 Severability	31
12.14 Attorneys’ Fees	31
12.15 Specific Performance	31
12.16 Confidentiality	31

(ii)

Index of Schedules and Exhibits

Seller Disclosure Schedule

Exhibit A - Assigned Contracts

Exhibit B - Accounts Payable as of November 30, 2006

Exhibit C - Bill of Sale

Exhibit D - Assumption Agreement

Exhibit E - Transition Services Agreement

Exhibit F - Registration Rights Agreement

(iii)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of December 29, 2006 (the “Execution Date”), by and among TeleCommunication Systems, Inc., a Maryland corporation (“Seller”), Mobilepro Corp., a Delaware corporation (“Mobilepro”), and CloseCall America, Inc., a Maryland corporation and wholly-owned subsidiary of Mobilepro (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of providing connectivity services including wireless and data communication technologies to government, business and residential customers; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and assign to Buyer certain assets related to the Business on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

Definitions

1.1   Certain Defined Terms.

“Accounts Receivable” means the accounts receivable related to Seller’s mobeo business as of the Effective Time. By way of example, set forth on the AR Schedule provided pursuant to Section 4.7 are the accounts receivable related to Seller’s mobeo business as of November 30, 2006.

“Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (where, for purposes of this definition “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise).

“Ancillary Agreement” has the meaning set forth in Section 4.2.

“AR Schedule” has the meaning set forth in Section 4.7.

“Assigned Contract” means the Contracts listed on Exhibit A attached hereto.

“Assigned Customer” means a customer under an Assigned Contract who is currently receiving telecommunication services from Seller, including all Verizon wireless customers and all Research In Motion customers.

“Assumption Agreement” has the meaning set forth in Section 3.2.2.

“Assumed Accounts Payable” means the accounts payable to Verizon Wireless, Sprint and Research In Motion in connection with Seller’s mobeo business as of the Effective Time. By way of example, set forth on Exhibit B are the accounts payable to said vendors in connection with Seller’s mobeo business as of November 30, 2006.

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Bill of Sale” has the meaning set forth in Section 3.2.1.

“Business Records” means, to the extent they are reasonably available, all of Seller’s marketing and sales information, promotional materials, including customer pricing, marketing plans, current and former customer lists, and all other files and records (or applicable portions thereof) related to the Assigned Contracts and Inventory.

“Change of Control” has the meaning set forth in Section 2.3.2.

“Closing” and “Closing Date” has the respective meanings specified for such terms in 3.1.

“Closing Date Statement of Assets and Liabilities” has the meaning set forth in 3.2.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Common Shares” has the meaning set forth in Section 2.3.1.

“Confidential Information” has the meaning set forth in Section 6.2.

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Documentation” means, collectively, all user guides, manuals, instructions, layouts, and any other designs, plans, drawings, documentation or materials that are related in any manner to any Intellectual Property Rights, whether in tangible or intangible form pertaining to the Purchased Assets.

“Effective Time” means January 1, 2007 at 12:01 a.m. Eastern Standard Time.

“Encumbrance” means any pledge, lien, collateral assignment, security interest, mortgage, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use, or any other encumbrance of any kind whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

“Excluded Assets” means any asset or property of Seller not expressly included among the Purchased Assets, including, but not limited to, all fixed assets of the Seller, including the billing system procured from Ushacomm.

“Excluded Liabilities” means any and all Liabilities of Seller (whether now existing or hereafter arising) other than the Assumed Liabilities. By way of example and not by way of limitation, the Excluded Liabilities that are not being assumed by Buyer include, without limitation:

(a)   any and all Taxes now or hereafter due and payable by Seller or any Affiliate of Seller (including without limitation any Taxes that Seller agrees to pay pursuant to Sections 7.1 and 7.2);

(b)   any and all Taxes attributable to any of the Purchased Assets that arose during any time period or portion thereof ending prior to the Closing;

(c)   any and all Taxes attributable to Seller whenever such Taxes arose;

(d)   any and all trade payables incurred or accrued by Seller at any time prior to the Closing;

(e)   any and all Liabilities with respect to any environmental damage, or for any disposal, discharge or other use or treatment of any hazardous or toxic substance, under any and all laws and regulations relating to the environment or the regulation of any hazardous or toxic substances of any type;

(f)   any and all Liabilities to Seller’s employees or contractors related to or arising from or with respect to any act or omission of Seller or arising from or with respect to any event, including without limitation any Liabilities to any of Seller’s employees for the payment of any and all wages and commissions or accrued and unused vacation time or for the reimbursement of any expenses incurred by Seller’s employees and any Liabilities to any of Seller’s contractors for any amounts due to them in connection with services provided to Seller that arose prior to the Closing;

(g)   any and all Liabilities arising from the termination by Seller of the employment of any current or future employees of Seller or any of its Affiliates, any other claims brought against Seller arising from Seller’s employment of any person, or arising from any duties or obligations under any existing or future employee benefit plans of Seller or any of its Affiliates;

(h)   any and all present or future obligations or Liabilities of Seller or any of its Affiliates to existing or future employees of Seller or any of its Affiliates under ERISA, COBRA, WARN or any severance pay obligations of Seller or any of its Affiliates;

(i)   any and all Liabilities arising from any breach or default by Seller of any contract, agreement or commitment of Seller (including but not limited to any breach or default of any of the Assigned Contracts);

(j)   any and all Liabilities now or hereafter arising from or with respect to, the sale or license of any products or services of, by or for Seller; and

(k)   any and all Liabilities relating to or arising out of any of the Excluded Assets; and

“GAAP” means United States generally accepted accounting principles.

“Gross Profit” means Net Revenues collected plus the amortized portion of related hardware sales collected, less the sum of airtime plus the amortized portion of the related hardware costs. By way of example: Assume the following: (i) an Assigned Customer has monthly airtime charges of $45 and monthly taxes and USF fees of $5, (ii) Buyer’s cost of airtime for such Assigned Customer is $30 per month; and (iii) such Assigned Customer is under a one-year contract, and bought a handset for $60 (amortizes to $5 per month) that cost Buyer $120 (amortizes to $10 per month). Accordingly, (i) Net Revenues for such Assigned Customer would be $45 per month, and (ii) Gross Profit for such Assigned Customer would equal the sum of $45 (Net Revenues) plus $5 (amortized hardware sales), or $50 total monthly revenue, less the sum of $30 (airtime cost) plus $10 (amortized hardware cost), or $40 total cost of monthly revenue, yielding a monthly Gross Profit of $10. Once the handset subsidy is fully amortized, Gross Profit thereafter will be simply airtime revenue minus airtime cost.

“Indemnified Party and Indemnifying Party” has the meaning set forth in 11.3.

“Independent Accounting Firm” has the meaning set forth in Section 6.7.2.

“Intellectual Property Rights” means, collectively, all of the intangible worldwide legal rights of Seller pertaining to the Purchased Assets, whether or not filed, perfected, registered or recorded including trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same. The term “Intellectual Property Rights” does not refer to tangibles or tangible embodiments of Intellectual Property Rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“Inventory” means the inventory set forth in Section 1.1(d) of the Seller Disclosure Schedule.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including, without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” has the meaning set forth in Section 11.1.

“Mobilepro Common Stock” means the common stock, $.001 par value per share, of Mobilepro.

“Net Accounts Receivable Collected” has the meaning set forth in Section 6.7.1.

“Net Revenues” means all revenues (as determined in accordance with GAAP) actually collected, excluding the taxes, fees and other charges relating to such revenues that are collected or withheld on behalf of any taxing or regulatory authority for billing periods commencing after January 1, 2007.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Post-Closing Statement of Assets, Liabilities and Collections” has the meaning set forth in Section 6.7.

“Purchase Price Objection Notice” has the meaning set forth in Section 6.7.2.

“Purchased Assets” means all of Seller’s right, title and interest in and to the following:

(a)   Documentation, if any;

(b)   the Intellectual Property Rights used in connection with the Purchased Assets and listed in Section 1.1(b) of the Seller Disclosure Schedule, including rights of enforcement thereto;

(c)   the Accounts Receivable, including without limitation, the right to collect, sue for and comprise;

(d)   the Inventory;

(e)   any and all copies in a tangible medium and other tangible embodiments of (i) the Documentation; and (ii) the Intellectual Property Rights;

(f)   the Assigned Contracts;

(g)   the Business Records;

(h)   the original books and records (or where the originals are not available, copies of such books and records) related to the Purchased Assets, including without limitation, all credit records and billing records, whether such records are in hard copy form or are electronically or magnetically stored; and

(i)   warranties which Seller has received from third parties with respect to the Purchased Assets, including, but not limited to, such warranties as are set forth in any lease agreement, equipment purchase agreement or consulting agreement.

“Purchased Assets” does not include the Excluded Assets.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Indemnities” has the meaning set forth in Section 11.1.

“Registration Rights Agreement” has the meaning set forth in Section 3.2.10.

“Required Consents” means the authorization, consents, approvals, orders or filings with or notice to any court, governmental agency, instrumentality or authority, vendor or another entity or person, necessary for the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby as listed on Section 4.5 of the Disclosure Schedule.

“Revenue Sharing Payments” has the meaning set forth in Section 2.3.1.

“Securities Act” has the meaning set forth in Section 2.5.

“Seller’s Indemnitees” has the meaning set forth in Section 11.1.

“Tax” or “Taxes” means all federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including but not limited to sales, use, excise, franchise, ad valorem, property, inventory, value added and payroll taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto, imposed by any taxing authority.

“Third-Party Claim” has the meaning set forth in Section 11.3.

“Transaction Taxes” has the meaning set forth in Section 7.1.

“Transition Services Agreement” has the meaning set forth in Section 3.2.9.

“VWAP” means the volume weighted average price per share of Mobilepro Common Stock on the OTC Bulletin Board.

“WARN” means the Federal Worker Adjustment and Retraining Act.

ARTICLE 2

Purchase of Assets and Assumption of liabilities

2.1   Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth in this Agreement, effective as of the Effective Time Buyer shall purchase, and Seller shall sell, assign, transfer, convey and deliver to Buyer, the Purchased Assets, free and clear of all Encumbrances.

2.2   Assumption and Exclusion of Liabilities.

2.2.1   Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Effective Time Buyer shall assume and pay, perform and discharge when due the following, and only the following, Liabilities (whether now existing or hereafter arising) of Seller (collectively, the “Assumed Liabilities”):

(a)   obligations and liabilities of Seller under the Assigned Contracts, but only to the extent that such obligations and liabilities first accrued or arose after the Effective Time for reasons other than any breach, violation or default by Seller of the terms of any of the Assigned Contracts;

(b)   the Assumed Accounts Payable;

(c)   any and all Taxes attributable to any of the Purchased Assets for any taxable period commencing after the Effective Time;

(d)   any and all trade payables incurred or accrued by Buyer at any time after the Effective Time; and

(e)   any and all Liabilities arising from any breach or default by Buyer of any Assigned Contract that arises after the Effective Time.

2.2.2   Excluded Liabilities. As a material consideration and inducement to Buyer to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Buyer will not assume or otherwise have any responsibility or liability for any Excluded Liabilities.

2.3   Purchase Price; Allocation of Purchase Price. The purchase price (the “Purchase Price”) in the aggregate for all the Purchased Assets shall consist of the following:

2.3.1   Subject to Buyer’s right of offset set forth in Section 6.7, for a period of three years following the Effective Time, an amount equal to: (i) 12.5% of the Net Revenue derived under the Assigned Contracts for airtime with respect to users with handsets as of the Effective Time and collected for periods commencing on or after the Effective Time; (ii) 3.3% of the Net Revenue collected from Assigned Customers with respect to sales of third party software; and (iii) 33.3% of the Gross Profit derived under the Assigned Contracts with respect to users without handsets as of the Effective Time and collected for periods commencing on or after the Effective Time (collectively, the “Revenue Sharing Payments”), which Revenue Sharing Payments shall be due and payable on a quarterly basis on or before the 30th day following the last day of each fiscal quarter of Buyer ending during such three year period, commencing on April 30, 2007; and

2.3.2   9,079,903 shares of Mobilepro Common Stock, which number of shares is equal to $675,000 divided by VWAP for the ten trading days prior to December 29, 2006 (the “Common Shares”).

2.3.3   Seller’s right to receive the Revenue Sharing Payments under this Section 2.3 shall not be terminated, reduced or otherwise affected by a change in control of Mobilepro or Buyer resulting from any sale or other disposition of the capital stock of Mobilepro or Buyer, or the merger or consolidation of Mobilepro or Buyer resulting, directly or indirectly, in owning, directly or indirectly, less than a majority of the outstanding voting securities of Mobilepro or Buyer or any surviving corporation, or by sale or transfer of all or substantially all of the assets of any operating unit of Mobilepro or Buyer (each, a “Change of Control”), and prior to any Change of Control, Mobilepro and Buyer shall cause any such successor entity to agree to expressly assume the obligations under this Section 2.3. No Change of Control shall relieve Mobilepro or Buyer of any of its obligations under this Agreement, including, but not limited to, this Section 2.3.

2.3.4   For purposes of Section 2.3.1, with respect to any user with a handset as of the Effective Time who requests and is issued a replacement handset, whether due to breakage, upgrade or otherwise, Revenue Sharing Payments shall be calculated pursuant to clause (iii) of Section 2.3.1 and not clause (i) of Section 2.3.1.

2.4   Tax Allocation. The parties hereto agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the fair market value of each which shall be determined in good faith by Buyer within sixty (60) days after the Closing; and the parties hereto shall each act in a manner consistent with such determination in (i) filing Internal Revenue Form 8594, captioned “Asset Acquisition Statement under Section 1060”; (ii) paying sales and other transfer Taxes in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, except as required by a final determination of the relevant tax authorities; and (iii) for all other purposes.

2.5   Restricted Nature of Common Shares. The issuance of the Common Shares will not have been registered, and upon issuance the Common Shares will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act of 1933, as amended (the “Securities Act”). Each certificate representing the Common Shares will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

Buyer hereby acknowledges and agrees (i) that a standard opinion from DLA Piper (the “DLA Piper Opinion”) regarding the transfer of securities shall be sufficient for purposes of removing the legend set forth above and (ii) it will cooperate in connection with any and all sales of the Common Shares by Seller, including, but not limited to, by instructing its transfer agent to accept the DLA Piper Opinion and to act promptly to execute any documentation in connection with such sale and to promptly issue a stock certificate which does not bear such legend.

ARTICLE 3

Closing

3.1   Time and Place. The Closing under this Agreement shall take place at the offices of Seyfarth Shaw LLP, 815 Connecticut Avenue, N.W., Suite 500, Washington, D.C. 2006 at 10:00 a.m., local time, on the Closing Date, after the satisfaction or waiver of the conditions to Closing set forth in Section 8.1 and 8.2 (or by such other means, including a remote Closing wherein the relevant documents are delivered by means of facsimile, mail, courier or email) as Seller and Buyer may mutually agree.

For purposes of this Agreement, the later of January 3, 2007 or the date on which all conditions to Closing have been satisfied or waived shall be known as the “Closing Date” and the actions taken on such date and at such time the “Closing.”

3.2   Deliveries by Seller to Buyer. At the Closing, Seller shall deliver to Buyer:

3.2.1   the Bill of Sale in substantially the form of Exhibit C attached hereto (the “Bill of Sale”), dated the Execution Date and duly executed by an authorized officer of Seller, transferring certain Purchased Assets to Buyer;

3.2.2   the Assumption Agreement in substantially the form of Exhibit D attached hereto (the “Assumption Agreement”) dated the Execution Date and duly executed by an authorized officer of Seller transferring the Purchased Assets to Buyer;

3.2.3   a statement of assets and liabilities representing the Purchased Assets and Assumed Liabilities as of November 30, 2006 prepared in a manner consistent with prior periods (the “Closing Date Statement of Assets and Liabilities”);

3.2.4   a certificate, dated the Closing Date and executed on behalf of Seller by a duly authorized officer of Seller certifying that (i) each of the representations and warranties of Seller contained in this Agreement is true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are expressly made as of another date), (ii) all covenants and agreements of Seller to be performed by it on or prior to the Closing under this Agreement have been performed, (iii) there will have not been any material adverse change in the Purchased Assets whether or not resulting from a breach in any representation, warranty or covenant in this Agreement and (iv) that the Closing Date Statement of Assets and Liabilities was prepared in a manner consistent with prior periods;

3.2.5   all Business Records;

3.2.6   a certificate of Seller’s Secretary (i) attaching copies of resolutions of the Board of Directors of Seller authorizing and approving the execution and delivery of the Agreement and Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, (ii) certifying that the officers of Seller executing this Agreement and the Ancillary Agreements have been duly elected and have the appropriate authority on behalf of Seller to enter into this Agreement and the Ancillary Agreements;

3.2.7   the Required Consents indicated on Section 4.5 of the Seller Disclosure Schedule as having been received as of the Closing Date;

3.2.8   releases from any third party having an Encumbrance on any Purchased Assets (other than Permitted Encumbrances) or such other evidence of termination of such Encumbrance as is reasonably acceptable to Buyer;

3.2.9   the Transition Services Agreement in substantially the form of Exhibit E attached hereto (the “Transition Services Agreement”), dated the Execution Date and duly executed by an authorized officer of Seller;

3.2.10        the Registration Rights Agreement in substantially the form of Exhibit F attached hereto (the “Registration Rights Agreement”), dated the Closing Date and duly executed by an authorized officer of Seller;

3.2.11         a certificate executed by a duly authorized officer of Seller certifying that no Taxes related to the Purchased Assets are in arrears; and

3.2.12         such other documents and instruments as are reasonably required to be delivered to Buyer by Seller in order to effect the transactions contemplated by this Agreement.

3.3   Deliveries by Buyer to Seller. At the Closing, Mobilepro and Buyer shall deliver to Seller the following:

3.3.1   the Purchase Price, payable in accordance with Sections 2.3, including, but not limited to, a stock certificate representing the Common Shares issued in the name of “TeleCommunication Systems, Inc.”;

3.3.2   evidence reasonably satisfactory to Seller that the Common Shares have been duly authorized to be issued and delivered in accordance with Section 2.3;

3.3.3   counterpart of the Assumption Agreement in substantially the form of Exhibit D, dated the Execution Date and duly executed by an authorized officer of Buyer assuming obligations of Seller under the Assumed Contracts arising after the Effective Time;

3.3.4    (a)   a certificate dated the Closing Date and executed by a duly authorized officer of Buyer, certifying (i) that the representations and warranties of Buyer contained herein are true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are expressly made as of another date); and (ii) that all of the covenants and agreements to be performed by Buyer on or prior to the Closing under this Agreement have been performed; and

                                   (b)   a certificate dated the Closing Date and executed by a duly authorized officer of Mobilepro, certifying (i) that the representations and warranties of Mobilepro contained herein are true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are expressly made as of another date); and (ii) that all of the covenants and agreements to be performed by Mobilepro on or prior to the Closing under this Agreement have been performed;

3.3.5   (a) a certificate of Buyer’s Secretary (i) attaching copies of resolutions of the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby and (ii) certifying that the officers of Buyer executing this Agreement and the Ancillary Agreements have been duly elected and have the appropriate authority on behalf of Buyer to enter into this Agreement and the Ancillary Agreements; and

                           (b) a certificate of Mobilepro’s Secretary (i) attaching copies of resolutions of the Board of Directors of Mobilepro authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements by Mobilepro and the consummation by Mobilepro of the transactions contemplated hereby and thereby and (ii) certifying that the officers of Mobilepro executing this Agreement and the Ancillary Agreements have been duly elected and have the appropriate authority on behalf of Mobilepro to enter into this Agreement and the Ancillary Agreements;

3.3.6   counterpart of the Transition Services Agreement in substantially the form of Exhibit E, dated the Execution Date and duly executed by an authorized officer of Seller;

3.3.7   the Registration Rights Agreement in substantially the form of Exhibit F, dated the Closing Date and duly executed by an authorized officer of Mobilepro; and

3.3.8   such other documents and instruments as are reasonably required to be delivered to Seller by Buyer in order to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

ARTICLE 4

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that, except as may be expressly otherwise set forth in Seller Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution of this Agreement, each of the representations and warranties contained in the following sections of this ARTICLE 4 is true and correct as of the date hereof and will be true and correct on and as of the Closing Date.

4.1   Corporate Existence and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Seller has all corporate power and authority required to carry on its business related to the Purchased Assets, to own or use the Purchased Assets, and to perform all obligations under the Assigned Contracts.

4.2   Corporate Authorization. Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and the Registration Rights Agreement (the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and the Registration Rights Agreement, together with all other assignments and documents that Seller is to execute and deliver pursuant to this Agreement being hereinafter collectively referred to as the “Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the sale of the Purchased Assets to Buyer, have been duly and validly approved and authorized by Seller’s Board of Directors.

4.3   Governmental Authorization. No authorization, decree or order of any court, bankruptcy court, bankruptcy trustee, creditors’ committee, receiver, governmental authority or any other person is required in order to authorize or enable Seller to: (i) enter into this Agreement and the Ancillary Agreements; (ii) sell, assign, convey and transfer all the Purchased Assets to Buyer as contemplated by this Agreement; or (iii) to carry out and perform Seller’s obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.4   No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, do not and will not: (i) conflict with or violate the charter or Bylaws of Seller; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchased Assets; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of the Assigned Agreements or any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any of the Purchased Assets to which Seller is a party or is bound or by which any of the Purchased Assets are bound or affected; or (iv) result in the creation of any Encumbrance on any of the Purchased Assets.

4.5   Consents and Approvals. Except as set forth in Section 4.5 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the performance of this Agreement and the Ancillary Agreements by Seller (including Seller’s assignment of any Assigned Contracts to Buyer) will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

4.6   Title to and Condition of Purchased Assets. Seller owns all the Purchased Assets and Seller has good and marketable title in and to all the Purchased Assets, free and clear of all Encumbrances. None of the Purchased Assets is licensed from any third party and none of the Purchased Assets is licensed to any third party. All of the tangible personal property included in the Purchased Assets is conveyed in an “as is” condition. The transfer of the Purchased Assets from Seller to Buyer will not result in any Encumbrance.

4.7   Accounts Receivable. The Accounts Receivable constitute valid receivables that arose from bona fide transactions in the ordinary course of business, consistent with past practices. A schedule of the Accounts Receivable as of November 30, 2006 is set forth in Section 4.7 of the Seller Disclosure Schedule (the “AR Schedule”). Other than ordinary course adjustments not material in the aggregate and matters listed in the AR Schedule, (i) no counterclaims or offsetting claims with respect to presently outstanding Accounts Receivable are pending or, to the knowledge of Seller, threatened and (ii) subject to such amounts as are reserved for bad debts on the Closing Date Statement of Assets and Liabilities, such Accounts Receivable are fully collectible in their stated amount. Except as provided in AR Schedule, no agreements for deductions or discounts have been made with respect to any part of such Accounts Receivable.

4.8   Full Force and Effect. Each Assigned Contract, permit, franchise or other instrument assigned to or assumed by Buyer pursuant to this Agreement or any of the Ancillary Agreements is in full force and is not subject to any breach or default thereunder by Seller or, to Seller’s knowledge, any other party thereto.

4.9   Litigation. There is no claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Seller, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Seller’s authority, right or ability to sell or convey any of the Purchased Assets to Buyer hereunder or otherwise perform Seller’s obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Seller’s right, title or ownership of any of the Purchased Assets; (iii) asserts that any Purchased Asset, or any action taken by any employee or agent of Seller with respect to any Purchased Asset, infringes any Intellectual Property Rights of any third party or constitutes a misappropriation or misuse of any Intellectual Property Rights, trade secrets or proprietary rights of any party; (iv) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) would impair or have a material adverse effect on Buyer’s right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset.

4.10   Tax Matters. Except as set forth in Section 4.10 of the Seller’s Disclosure Schedule, no claim or other proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax that could give rise to an Encumbrance upon the Purchased Assets or otherwise be enforceable against a transferee of the Purchased Assets. Solely with respect to the Purchased Assets, there are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Seller that could give rise to an Encumbrance upon the Purchased Assets or otherwise be enforceable against a transferee of the Purchased Assets.

4.11   Compliance with Laws. Except where the failure would not impair or have a material adverse effect on Buyer’s right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset, Seller has complied with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, applicable to any of the Purchased Assets, including without limitation (i) all applicable Tax laws and regulations with respect to consultants, (ii) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (iii) the Immigration Reform and Control Act.

4.12   Intellectual Property.

4.12.1   The Purchased Assets include all Intellectual Property Rights necessary to enable Buyer to use the Purchased Assets in the manner in which Seller used the Purchased Assets on the Closing Date, without the need for any additional licenses from any person.

4.12.2   The Purchased Assets and the distribution, sale and license of such Purchased Assets, including but not limited to the Documentation and the Intellectual Property Rights do not infringe upon any Intellectual Property Rights of any third party and no third party has asserted or threatened to assert against Seller any claim of infringement of Intellectual Property Rights.

4.12.3   Seller owns, possesses, has the exclusive right to make, use, sell, license, has the right to bring actions for the infringement of, and where necessary, has made timely and proper applications for, the Intellectual Property Rights used in the Purchased Assets that are included in the Purchased Assets.

4.12.4   Seller has not granted any third party any outstanding licenses or other rights to any of the Purchased Assets.

4.12.5   None of the Purchased Assets is held or used pursuant to a license or similar grant of rights by any third party.

4.12.6   Neither Seller nor any of its Affiliates is liable for, nor has made any contract or arrangement whereby it may become liable to, any person for any royalty, fee or other compensation for the ownership, use, license, sale, distribution, manufacture, reproduction or disposition of any Purchased Asset.

4.13   Product Warranties; Defects. Each Purchased Asset substantially conforms with all applicable contractual commitments and all express warranties made by Seller and there is, to the knowledge of Seller, no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any such contractual commitments or express warranties for replacement or material repair thereof or other material damages in connection therewith. No Purchased Asset is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale, lease or licensing (as set forth in written agreements that Seller has delivered to Buyer) or beyond that imposed by applicable law.

4.14   Assigned Contracts.

4.14.1   Exhibit A identifies each Assigned Contract. Seller has delivered to Buyer accurate and complete copies of all Contracts identified in Exhibit A, including all amendments thereto. Each Assigned Contract is valid and binding against Seller and, to Seller’s knowledge, each other party thereto.

4.14.2   Except as set forth in Section 4.14 of the Seller Disclosure Schedule: (i) to Seller’s knowledge no party has violated or breached, or declared or committed any default under, any Assigned Contract; (ii) to Seller’s knowledge no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Assigned Contract, (B) give any party the right to declare a default or exercise any remedy under any Assigned Contract, (C) give any party the right to accelerate the maturity or performance of any Assigned Contract, or (D) give any party the right to cancel, terminate or modify any Assigned Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract; and (iv) Seller has not waived any right under any Assigned Contract.

4.14.3   No party is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Assigned Contract or any other term or provision of any Assigned Contract.

4.14.4   Except as set forth in Section 4.14 of the Seller Disclosure Schedule, Seller has no knowledge of any basis upon which any party to any Assigned Contract may object to (i) the assignment to Buyer of any right under such Assigned Contract, or (ii) the delegation to or performance by Buyer of any obligation under such Assigned Contract.

4.15   No Oral Amendments to Assigned Contracts. There is no oral amendment to any of the Assigned Contracts.

4.16   No Bankruptcy. No order has been made, no petition presented, or resolution passed for the winding-up of Seller, or then appointment of any trustee or for the benefit of creditors or the preparation or commencement of any bankruptcy or insolvency proceeding against Seller.

4.17   Authorized Sales Channels. To Seller’s knowledge, no sales under the Acquired Contracts by Seller have been made in violation of any Acquired Contract.

4.18   No Brokers. Except for Signal Hill Capital Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

4.19   Full Disclosure. All of the representations and warranties made by Seller under this ARTICLE 4 of this Agreement (as qualified by Seller Disclosure Schedule attached hereto) and in the certificates delivered by Seller to Buyer at the Closing are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they are made, not misleading.

ARTICLE 5

Representations and Warranties of Buyer

Buyer and Mobilepro, jointly and severally, represent and warrant to Seller that each of the representations and warranties contained in the following sections of this ARTICLE 5 is true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1   Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has all corporate power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use, and to perform all obligations under this Agreement and the Ancillary Agreements. Buyer is duly qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the operations, liabilities, condition (financial or otherwise), prospects, results of operations or cash flow of Buyer, or the transactions contemplated by this Agreement. Mobilepro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mobilepro has all corporate power and authority required to carry on its business as now conducted, to own or use the properties and assets that it purports to own or use, and to perform all obligations under this Agreement and the Ancillary Agreements. Mobilepro is duly qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, lease or operated by it or the nature of its activities make such qualification necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the operations, liabilities, condition (financial or otherwise), prospects, results of operations or cash flow of Mobilepro, or the transactions contemplated by this Agreement.

5.2   Authorization of Transaction. Each of Buyer and Mobilepro has full corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Buyer and Mobilepro. This Agreement has been duly and validly executed and delivered by each of Buyer and Mobilepro, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against each of Buyer and Mobilepro in accordance with its terms.

5.3   No Conflict. The execution, delivery and performance of this Agreement do not (a) violate or conflict with the charter or Bylaws of Buyer or the certificate of incorporation, as amended, or bylaws, of Mobilepro, or (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Buyer or Mobilepro except such violations as would not prevent or delay Buyer and Mobilepro from consummating the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of agreement or any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Buyer or Mobilepro is a party or is bound.

5.4   Authorization of Common Shares. The Common Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances. The issuance of the Common Shares does not require approval of the Mobilepro’s stockholders. Mobilepro is not required to make any filings with the OTC Bulletin Board or any governmental or regulatory authority.

5.5   Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and Mobilepro does not, and the performance of this Agreement and the Ancillary Agreements by Buyer and Mobilepro will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

5.6   No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, Mobilepro or any of their Affiliates.

5.7   Litigation. There is no claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Buyer or Mobilepro, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Buyer’s authority, right or ability to purchase any of the Purchased Assets from the Seller hereunder or otherwise perform Buyer’s or Mobilepro’s obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Buyer’s right, title or ownership of any of the Purchased Assets; (iii) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iv) would impair or have a material adverse effect on the Buyer’s right or ability to use or exploit any of the Purchased Assets or impair or have a material adverse effect on the value of any Purchased Asset.

5.8   Filings, Consents and Approvals. Neither Buyer nor Mobilepro is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by Buyer and Mobilepro of this Agreement or the Ancillary Agreements, other than (i) the filing with the Commission of one or more registration statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, and the filing of a Notice of Sale of Securities on Form D with the Commission as required under Regulation D of the Securities Act, and (iii) those that have been made or obtained prior to the date of this Agreement.

5.9    SEC Reports; Financial Statements. Mobilepro has filed all reports required to be filed by Mobilepro under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (“SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or any of the representations and warranties made by Mobilepro or Buyer under this ARTICLE 5 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Mobilepro included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.10   Private Placement.

5.10.1   Neither Mobilepro nor any person acting on Mobilepro’s behalf has sold, offered to sell or solicited any offer to buy the Common Shares by means of any form of general solicitation or advertising. Neither Mobilepro, any of its Affiliates nor any person acting on Mobilepro’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (A) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the issuance of the Common Shares as contemplated hereby or (B) cause the issuance of the Common Shares pursuant to this Agreement or the Ancillary Agreements to be integrated with prior offerings by Mobilepro for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market.

5.10.2   Mobilepro is not a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

5.11   Form S-3 Eligibility. Except for the requirement regarding the aggregate market value of the voting and non-voting common equity held by non-affiliates, Mobilepro is eligible to register a primary offering of its Common Stock using a registration statement on Form S-3 promulgated under the Securities Act.

ARTICLE 6

Additional Covenants

6.1   Books and Records. Subject to the provisions of Section 6.2, if, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Purchased Assets or the Assumed Liabilities, and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

6.2   Confidentiality. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of related to any of the Purchased Assets, including but not limited to the Documentation and the Intellectual Property Rights (collectively, “Confidential Information”) will be held by each party in strict confidence and, at all times following the Closing, will not be used or disclosed by any party to any third party and, upon such other party’s request, will be promptly destroyed by the appropriate party or delivered to such other party; except that Seller may use internally copies of Business Records that it is entitled to retain under Section 6.2 hereof solely to prepare and file tax returns and prepare Seller’s financial statements. It is agreed that Confidential Information will not include information that is now, or later becomes, part of the general public knowledge, other than as a result of a breach of this Agreement by a party hereto.

6.3   Regulatory and Other Authorizations; Consents.

6.3.1   Efforts. Each of Seller and Buyer will use its respective best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies, courts, vendors and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

6.3.2   Communication. Seller on the one hand, and Buyer on the other hand, will promptly inform the other of any material communication between such party and any federal, state, local or foreign government or governmental authority or court regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If either Seller, Buyer or any Affiliate thereof receives a request for additional information or for documents or any material from any such government or governmental authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. No written materials will be submitted by either Seller or Buyer to any federal, state, or local governmental agency, nor will any oral communications be initiated with such governmental entities by a party, without prior disclosure to and coordination with the other party and its counsel.

6.4   Further Actions. From and after the Closing, each of the parties hereto will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

6.5   Furnishing of Outstanding Business Proposals. Prior to or concurrently with the Closing, Seller will furnish to Buyer with copies of all material business proposals (including names and status of discussions with prospective customers and strategic partners) that are pending or outstanding with respect to the Purchased Assets.

6.6   Non-Solicitation.

6.6.1   Non-solicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly, cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with Buyer relating to telecommunications services or the Purchased Assets. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, divert, solicit or employ, or attempt to divert, solicit or employ, any individual employed or retained as a consultant by Buyer or by Seller in connection with the Business at any time during the 12-month period prior to the Closing Date. For purposes of this Section 6.6.1, a prospective customer, client, account or vendor shall mean any customer, client, account or vendor that Seller was involved with or any director or executive officer of Seller had knowledge of in his or her position with Seller for the 12-month period prior to the Closing Date.

6.6.2   Necessary and Reasonable. Seller agrees that the covenants provided for in Section 6.6 hereof are necessary and reasonable in order to protect Buyer in the conduct of its business, to protect the trade secrets and other proprietary information of Buyer and to protect Buyer in the utilization of the assets, tangible and intangible, including the goodwill of Buyer.

6.7   Adjustments in Purchase Price. The amount of the Revenue Sharing Payments due and payable to Seller in accordance with Section 2.3 shall be adjusted as follows:

6.7.1   If Buyer’s Post-Closing Statement of Assets, Liabilities and Collections (as defined below) reveals that the sum of (i) Accounts Receivable collected, net of deferred revenue and accounts payable (“Net Accounts Receivable Collected”) and (ii) Inventory equals less than $750,000, Buyer shall have the right to reduce by one dollar for every dollar of such deficiency the amount of future Revenue Sharing Payments.

6.7.2   Within 150 days following the Closing, Buyer shall prepare and deliver to Seller a statement of assets and liabilities representing the Purchased Assets and Assumed Liabilities, as well as collections related to the Net Accounts Receivable Collected as of the Effective Time prepared in a manner consistent with prior periods (the “Post-Closing Statement of Assets, Liabilities and Collections”), together with all work papers and back-up materials relating thereto. The Post-Closing Statement of Assets, Liabilities and Collections shall be conclusive and binding on the parties hereto unless Seller gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a “Purchase Price Objection Notice”) to Buyer within thirty (30) days after its receipt of the Post-Closing Statement of Assets, Liabilities and Collections. If Seller delivers a Purchase Price Objection Notice as provided above, Buyer and Seller shall attempt in good faith to resolve such dispute. If Buyer and Seller are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within ten (10) days thereafter, then Buyer and Seller will within ten (10) days submit any such unresolved dispute to a nationally recognized independent accounting firm which is not then engaged by, or who was not previously engaged by, Buyer or Seller (the “Independent Accounting Firm”). Buyer and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or Seller. Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on Buyer and Seller. The fees and expenses of the Independent Accounting Firm shall be borne at the sole cost and expense of Buyer if the Independent Accounting Firm’s determination of the amount of the reduction in the amount of the Revenue Sharing Payments differs from Buyer’s determination by 10% or more. Otherwise, the fees and expenses of the Independent Accounting Firm shall be borne at the sole cost and expense of Seller.

ARTICLE 7

Tax Matters

7.1   Taxes Related to Sale of Purchased Assets. Seller shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement (collectively, “Transaction Taxes”). Seller shall be responsible for preparing and filing any tax return relating to such Transaction Taxes and shall provide a copy of such return to Buyer. Buyer and Seller agree to cooperate in minimizing the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures, such as exemption or resale certificates that would minimize Transaction Taxes.

7.2   Other Taxes. Except as provided in Section 7.1 above, (i) Seller shall be responsible for and shall pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Buyer shall be responsible for and shall pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) commencing January 1, 2007.

ARTICLE 8

Conditions To the Closing

8.1   Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Seller in writing), at or prior to the Closing, of each of the following conditions:

8.1.1   Accuracy of Representations and Warranties: The representations and warranties of Buyer contained in ARTICLE 5 of this Agreement will be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, (other than such representations and warranties as are expressly made as of another date) and Seller will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized representative of Buyer.

8.1.2   Compliance with Covenants. All the covenants contained in this Agreement to be complied with by Buyer on or before the Closing will have been complied with and Seller will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized representative of Buyer.

8.1.3   No Adverse Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.1.4   No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened.

8.1.5   Assumption Agreement. Seller shall have received a counterpart of the Assumption Agreement, executed on behalf of Buyer by a duly authorized representative of Buyer.

8.1.6   Transition Services Agreement. Seller shall have received a counterpart of the Transition Services Agreement, executed on behalf of Buyer by a duly authorized representative of Buyer.

8.1.7   Registration Rights Agreement. Seller shall have received a counterpart of the Registration Rights Agreement, executed on behalf of Buyer by a duly authorized representative of Buyer.

8.1.8   Other Deliveries. Buyer will have made the other deliveries required of it by Section 3.3 hereof.

8.2   Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment to the satisfaction of Buyer (or waiver by Buyer in writing), at or prior to the Closing, of each of the following conditions:

8.2.1   Closing Date Statement of Assets and Liabilities. Seller shall have delivered the Closing Date Statement of Assets and Liabilities accompanied by a certificate from a duly authorized officer of Seller, as of the Closing Date as to the preparation and delivery of the Closing Date Statement of Assets and Liabilities.

8.2.2   Accuracy of Representations and Warranties. The representations and warranties of Seller contained in ARTICLE 4 of this Agreement will be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties that are expressly made as of another date), and Buyer will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller.

8.2.3   Compliance with Covenants. All the covenants contained in this Agreement to be complied with by Seller on or before the Closing will have been complied with, and Buyer will have received a certificate of Seller to such effect, dated as of the Closing Date, signed by a duly authorized officer of Seller.

8.2.4   Seller’s Outstanding Business Proposals. Seller will have furnished to Buyer copies of all material business proposals outstanding, if any, for Seller’s utilization of the Purchased Assets.

8.2.5   No Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.2.6   No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened.

8.2.7   Release of Encumbrances. Any Encumbrance with respect to any Purchased Asset shall have been released to the satisfaction of Buyer.

8.2.8   Third Party Consents. Seller will have obtained and delivered to Buyer all consents, waivers and approvals from third parties and governmental entities necessary to effect the assignment and transfer to Buyer of the Purchased Assets free and clear of all Encumbrances and the assignment to Buyer of all Assigned Contracts, including without limitation, the consent of Verizon Wireless and those consents listed on Section 4.5 of Seller Disclosure Schedule.

8.2.9   No Other Action. No order has been made, no petition presented, or resolution passed for the winding-up of Seller, or the appointment of any trustee for the benefit of creditors or the preparation or commencement of any bankruptcy or insolvency proceeding.

8.2.10   Bill of Sale. Buyer shall have received the Bill of Sale, executed on behalf of Seller by a duly authorized representative of Seller.

8.2.11   Assumption Agreement. Buyer shall have received a counterpart of the Assumption Agreement, executed on behalf of Seller by a duly authorized representative of Seller.

8.2.12   Transition Services Agreement. Buyer shall have received a counterpart of the Transition Services Agreement, executed on behalf of Seller by a duly authorized representative of Seller.

8.2.13   Registration Rights Agreement. Buyer shall have received a counterpart of the Registration Rights Agreement, executed on behalf of Seller by a duly authorized representative of Seller.

8.2.14   Other Deliveries. Seller will have made the other deliveries required by Section 3.2 hereof.

ARTICLE 9

post-closing covenants of Seller

9.1   No Transfer. Without the written consent of Buyer, which consent shall not be unreasonably withheld, Seller agrees that it shall not sell, pledge, hypothecate, assign or otherwise transfer, directly or indirectly, legally or beneficially, this Agreement or any benefit hereunder other than to any of its majority-owned subsidiaries, to a financial institution, or pursuant to a sale of all or substantially all of the assets of Seller, a merger or consolidation of Seller or otherwise by operation of law.

9.2   Payments to Buyer. In the event that Seller receives any payments that relate to any Assigned Contracts or otherwise relate to the Purchased Assets, Seller shall promptly deliver such payment by reputable overnight delivery service to Buyer at the address set forth in 12.1 or wire transfer to an account specified by Buyer and shall notify Buyer by email at the email address set forth in Section 12.1.

9.3   Customer and Other Business Relationships. After Closing, Seller will cooperate with Buyer in its efforts to maintain Buyer’s customer relationships pursuant to the Assigned Contracts. Seller will satisfy the Excluded Liabilities and Buyer will satisfy the Assumed Liabilities in a manner which is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Purchased Assets. Neither Seller nor any of its officers, employees or agents, shall take any action which would tend to diminish the value of the Purchased Assets after Closing or that would interfere with the business of Buyer to be engaged in after the Closing Date, including, without limitation, disparaging the name or business of Buyer. Neither Buyer nor any of its officers, employees or agents, shall take any action that would interfere with the business of Seller to be engaged in after the Closing Date, including, without limitation, disparaging the name or business of Seller.

ARTICLE 10

Additional Post-Closing Agreements

10.1   Reports Regarding Revenue Sharing Payments. For a period of three years following the Closing Date, Buyer will deliver to Seller not later than the twentieth day of each month a report of estimated collections subject to the Revenue Sharing Payments for the preceding month, commencing February 2007. At the end of each calendar year, in connection with the audit of Buyer conducted by Buyer’s independent certified public accounting firm, Seller shall receive by June 15 a report, certified by the independent certified public accounting firm responsible for auditing Buyer’s financial statements, of the annual amount of such Revenue Sharing Payments.

10.2   Collection of Accounts Receivable. Buyer shall use commercially reasonable efforts to collect the Accounts Receivable in a manner that is consistent with prevailing industry practice.

10.3   Audit Right. At Seller’s request, Buyer shall allow Seller to audit, without charge and to copy at Seller’s expense, any books and records relating to the Revenue Sharing Payments and the instruments, documents and agreements Buyer has relating to the performance of the Buyer’s obligations under this Agreement or other applicable legal requirements. Seller shall not be allowed to exercise such right more than one time in any 12 month period.

10.4   Resolution of Disputes Regarding Revenue Sharing Payments.

10.4.1   If Seller disputes Buyer’s calculation of the Revenue Sharing Payments, Seller shall so notify Buyer in writing. Buyer and Seller shall then submit the matter first to mediation, which shall be governed by, and conducted through, the American Arbitration Association (“AAA”). If that mediation does not resolve the dispute, then Buyer and Seller shall submit the matter to mandatory and exclusive binding arbitration governed by the Federal Arbitration Act and conducted through the AAA in the District of Columbia in accordance with the American Arbitration Association Commercial Arbitration Rules. Such dispute or controversy shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within forty-five (45) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding and conclusive upon the parties to the arbitration. Judgment may be entered on the arbitrator(s)’ decision in any court having jurisdiction.

10.4.2   At the request of either party, the arbitrator(s) will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

10.4.3   The arbitrator(s) shall apply Maryland law to the merits of any dispute or claim, without reference to rules of conflicts of law.

10.4.4   If the arbitrator(s) determine that the disputed Revenue Share Payments should be at least 10% more than the amount determined by Buyer, then Buyer shall pay the fees and expenses of the arbitrator(s) and the fees and expenses of Seller’s counsel, but in the event that the disputed Revenue Share Payments are less than 10% of the amount determined by Buyer, Seller shall pay the fees and expenses of the arbitrator(s) and the fees and expenses of Buyer’s counsel.

BUYER AND SELLER HAVE READ AND UNDERSTAND THIS SECTION 10.4, WHICH DISCUSSES ARBITRATION. BUYER AND SELLER UNDERSTAND THAT BY SIGNING THIS AGREEMENT, BUYER AND SELLER EACH AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE CALCULATION OF THE REVENUE SHARING PAYMENTS PURSUANT TO SECTION 2.3.1 OF THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF BUYER’S AND SELLER’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH SECTION 2.3.1 OF THIS AGREEMENT.

ARTICLE 11

Indemnification

11.1   Loss Defined; Indemnitees. For purposes of this ARTICLE 11, the term “Loss” will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, awards, arbitrations or other proceedings, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto. As used in this ARTICLE 11, the term “Buyer Indemnitees” means and includes Buyer and any present or future officer, director, employee or Affiliate of Buyer; and the term “Seller Indemnitee” means and includes any present or future officer, director, employee or Affiliate of Seller.

11.2   Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of ARTICLE 11 hereof), to indemnify Buyer and any Buyer Indemnitee against, and to hold Buyer and each Buyer Indemnitee harmless from, all Loss arising out of:

(a)   any breach of any representation or warranty of Seller contained in ARTICLE 4 of this Agreement or any certificate delivered pursuant to this Agreement, to be true and correct as of the Closing or the breach or violation of any covenant of Seller made herein;

(b)   any of the Excluded Assets or any of the Excluded Liabilities;

(c)   the Purchased Assets at any time or times on or prior to the Closing (including without limitation any and all Taxes arising out of, or payable with respect to, Seller’s business operations through the Closing that could give rise to an Encumbrance upon the Purchased Assets or otherwise be enforceable against a transferee of the Purchased Assets);

(d)   any failure of Seller to pay the Transaction Taxes;

(e)   any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to any Purchased Asset and that arose prior to the Closing; and

(f)   any demand, claim, debt, suit, cause of action or proceeding made or asserted by a stockholder, creditor, receiver, or trustee in bankruptcy of Seller, or of the property or assets of either, asserting that the transfer of the Purchased Assets to Buyer hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code.

11.3 Indemnification by Buyer. Buyer and Mobilepro agree, jointly and severally, subject to the other terms, conditions and limitations of this Agreement (including the provisions of ARTICLE 11 hereof), to indemnify Seller and any Seller Indemnitee against, and to hold Seller and each Seller Indemnitee harmless from, all Loss arising out of:

(a)   any breach of any representation or warranty of Buyer contained in ARTICLE 5 of this Agreement or any certificate delivered pursuant to this Agreement or the breach or violation of any covenant of Buyer made herein;

(b)   any of the Assumed Liabilities;

(c)   or with respect to any of the Purchased Assets that arose during any time period or portion thereof after the Closing (including without limitation any and all Taxes arising out of, or payable with respect to, Buyer’s business operations after the Closing); and

(d)   any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to any Purchased Asset and arises after the Closing.

11.4   Procedures for Indemnification. As used herein, an “Indemnified Party” means a party seeking indemnification pursuant to ARTICLE 11, and the term “Indemnifying Party” means the party who is obligated to provide indemnification under ARTICLE 11. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a “Third-Party Claim”) of which it has knowledge, for which such Indemnifying Party is entitled to indemnification under this ARTICLE 11. In the case of a Third-Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third-Party Claim at its own expense. In such case the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party will be paid by the Indemnified Party. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party’s records and personnel relating to any such Third-Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such Third-Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses incurred in providing such access, personnel and cooperation. Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such Third-Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this ARTICLE 11 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim.

11.5   Limitations on Indemnification.

(a)   Notwithstanding the foregoing, no Indemnifying Party shall have any liability to indemnify an Indemnified Party with respect to any individual claim or group of related claims unless and until the amount of any Loss sustained by such Indemnified Party with respect to such individual claim or group of related claims exceeds $25,000. The maximum aggregate liability of any Indemnifying Party for any and all claims under this Agreement and the Ancillary Agreements shall not exceed $2,500,000.

(b)   Notwithstanding anything herein to the contrary, no claim for indemnification under this ARTICLE 11 may be brought after the 18-month period following the Closing Date; provided, however, that claims for indemnification relating to Taxes (including without limitation Transaction Taxes) may be brought at any time prior to the expiration of the applicable statute of limitation.

(c)   Without prejudice to the rights of any Indemnified Party to be indemnified, held harmless and reimbursed when and as required by this Article 11, if any Loss sustained by an Indemnified Party is covered by an insurance policy or an indemnification obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance or indemnity payments. If the Indemnified Party receives such insurance or indemnity payments prior to being indemnified, held harmless and reimbursed under this Article 11 with respect to such Loss, the payment by the Indemnifying Party with respect to such Loss shall be reduced (but not below zero) by the net amount of such insurance proceeds or indemnity payments to the extent related to such Loss, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity payments after being indemnified and held harmless by the Indemnifying Party with respect to such Loss, the Indemnified Party shall pay to the Indemnifying Party (up to a maximum of the total amount paid by the Indemnifying Party pursuant to this Article 11 in respect of such Losses) the net amount of such insurance proceeds or indemnity payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. For purposes of this Section 11.5(c), an Indemnified Party shall not be deemed to have received an insurance payment if such payment is made under an insurance plan or program that is self funded by such Indemnified Party or its Affiliates. If any Indemnified Party receives payment under this Article 11 on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification obligation of another person or entity (other than an Affiliate of such Indemnified Party), that Indemnified Party shall (i) on written request of the Indemnifying Party, assign, to the extent assignable, its rights under such insurance policy or indemnification obligation with respect to such claim to the Indemnifying Party (to the extent of such payment) and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification).

ARTICLE 12

General Provisions

12.1 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

(a)	If to Buyer:

CloseCall America, Inc.
c/o Mobilepro Corp.
6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
Attention: Jay O. Wright, CEO
Facsimile: (301) 315-9027

With copies via email (which will not constitute notice) to:

jwright22@closecall.com
hdeily@mobileprocorp.com

And with a copy (which will not constitute notice) to:

Seyfarth Shaw LLP
815 Connecticut Ave., N.W., Suite 500
Washington, D.C. 20006
Attention: Ernest M. Stern, Esq.
Facsimile: (202) 828-5360

(b)	If to Seller:

275 West Street
Annapolis, MD 21401
Attention: Thomas M. Brandt Jr., Chief Financial Officer
Facsimile: (410) 280-1048

With a copy (which will not constitute notice) to:

DLA Piper US LLP
6225 Smith Ave.
Baltimore, MD 21209-3600
Attention: Wm. David Chalk, Esq.
Facsimile: (410) 580-3120

For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

12.2   Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

12.3   Entire Agreement. This Agreement, the Ancillary Agreements, the schedules and exhibits attached hereto and the Disclosure Schedules (including all schedules thereto), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

12.4   Amendment/Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and Seller. Waiver of any term or condition of this Agreement will only be effective if an to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce any provision hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.5   Public Announcements. Except (i) as may otherwise be required by law and (ii) as described any Form 8-K and any press release attached as an exhibit thereto that Seller may file with the Securities and Exchange Commission disclosing the sale of the Purchased Assets, Seller will not make any public announcements with respect to this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to Buyer, and, to the maximum extent practicable, the parties will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually reasonably agreed upon prior to the issuance thereof. In addition, Seller will, and will cause its Subsidiaries to consult with Buyer regarding communications with customers, members and employees relating to the transactions contemplated by this Agreement.

12.6   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of an Indemnified Party under ARTICLE 11.

12.7   Assignment. This Agreement will not be assigned by Buyer or Seller without the prior written consent of the other party and any purported assignment without such consent will be void; except, that (1) Buyer may, without Seller’s consent, assign all or a portion of its rights and obligations hereunder (including rights and obligations under the Ancillary Agreements) (i) to Mobilepro, (ii) to any of its majority-owned subsidiaries, or (iii) in connection with any merger, consolidation or sale of all or substantially all of Buyer’s assets used in the business in which Buyer uses the Purchased Assets or in connection with any similar transaction and (2) the Seller may, without Buyer’s consent, assign all or a portion of its rights and obligations hereunder (including rights and obligations under the Ancillary Agreements) (i) to any of its majority-owned subsidiaries or (ii) in connection with any merger, consolidation or sale of all or substantially all of the Seller’s assets used in the business in which the Buyer uses the Purchased Assets or in connection with any similar transaction; provided, however, that no such assignment by any party shall relieve such party of any of its obligations under this Agreement, including the obligation of Buyer to pay the Purchase Price and under ARTICLE 11.

12.8   Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed entirely within that State.

12.9   Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Maryland or a Maryland state court..

12.10   Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

12.11   Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.12   Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

12.13   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.14   Attorneys’ Fees. Should suit or arbitration be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court or the arbitrator(s), as applicable (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.15   Specific Performance. Buyer and Seller each acknowledge that, in view of the uniqueness of the Purchased Assets and the transactions by this Agreement and the Ancillary Agreements, a party would not have adequate remedy at law for money damages if this Agreement or any Ancillary Agreement is not performed in accordance with its respective terms. Each party to this Agreement therefore agrees that the other party hereto shall be entitled to specific enforcement of the terms of this Agreement and any Ancillary Agreement in addition to any other remedy to which it may be entitled, at law or in equity.

12.16   Confidentiality. Buyer and Seller each recognize that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations. Accordingly, Buyer and Seller each agree (a) to use its respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Asset Purchase and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

(Signatures begin on the next page.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELECOMMUNICATION SYSTEMS, INC.

By:
Name: Thomas M. Brandt Jr. Title: Chief Financial Officer

CLOSECALL AMERICA, INC.

By:
Name: Jay O. Wright Title: Chief Executive Officer

MOBILEPRO CORP.

By:
Name: Jay O. Wright Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

ASSIGNED CONTRACTS

EXHIBIT B

ACCOUNTS PAYABLE AS OF NOVEMBER 30, 2006

EXHIBIT C

BILL OF SALE

EXHIBIT C

BILL OF SALE

EXHIBIT D

ASSUMPTION AGREEMENT

EXHIBIT E

TRANSITION SERVICES AGREEMENT

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT